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                                                                     Exhibit 4.5

                                                           [English translation]

                             SPLIT MERGER AGREEMENT

                                 BY AND BETWEEN

                SHINHAN CARD CO., LTD. AND CHOHUNG BANK CO., LTD.

                                DECEMBER 30, 2005

                         AS AMENDED ON FEBRUARY 15, 2006

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                             SPLIT MERGER AGREEMENT

This split merger agreement (hereinafter referred to as the "Agreement") has been entered into on December 30, 2005 by and between Shinhan Card Co., Ltd. (hereinafter referred to as "Shinhan Card") whose principal place of business is located in TaePyeng-Ro-2-Ga 120, Jung-Gu, Seoul, and Chohung Bank Co., Ltd. (hereinafter referred to as "Chohung Bank") whose principal place of business is located in NamDaeMoonRo-1-Ga 14, Jung-Gu, Seoul, each of which is a corporation established under the laws of the Republic of Korea. An amendment to the Agreement has been entered into between the same parties on February 15, 2006, which is reflected below.

                                    RECITALS

WHEREAS, each of Shinhan Card and Chohung Bank is a corporation established under the laws of the Republic of Korea (hereinafter referred to as "Korea"), and Shinhan Card mainly engages in the credit card business as provided by the Credit Specialty Financial Business Act while Chohung Bank mainly engages in the banking business as provided by Banking Act, the trust business as provided by the Trust Business Act, and the credit card business as provided by Credit Specialty Financial Business Act.

WHEREAS, as of the date hereof, the aggregate number of authorized shares of Shinhan Card is 100,000,000 shares of par value 5,000 Won, of which 30,569,400 shares of common stock are issued and outstanding, and the aggregate number of authorized shares of Chohung Bank is 2,000,000,000 shares of par value 5,000 Won, of which 719,118,429 shares (which is the number of shares before the Split Merger) of common stock are issued and outstanding.

WHEREAS, Chohung Bank and Shinhan Bank Co., Ltd. (hereinafter referred to as "Shinhan Bank") will enter into a merger agreement on the same date hereof (hereinafter referred to as the "Merger Agreement") pursuant to which Shinhan Bank and Chohung Bank shall be merged by way of merger.

WHEREAS, Shinhan Card and Chohung Bank have agreed that the Credit Card Business (as defined in Article 1) of Chohung Bank be split off and merged into Shinhan Card pursuant to this Agreement.

NOW THEREFORE, Shinhan Card and Chohung Bank hereby agree as follows:

ARTICLE 1 DEFINITIONS

Except as otherwise provided by this Agreement, the following terms shall have the following meanings:

"Representatives" shall mean directors, employees, agencies, accountants, consultants, or attorneys of the parties hereto who are authorized by the parties hereto to engage in the matters pursuant to this Agreement.

"Split Merger" shall mean the split-off of the Credit Card Business (as defined in

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Article 1) of Chohung Bank and the merger of such business into Shinhan Card pursuant to this Agreement and the Act on Structural Improvement of Financial Industry and the Commercial Code.

"Split Merger Effective Date" shall have the meaning as defined in Article 2.2.

"Credit Card Business" shall mean credit card business of Chohung Bank, including assets and liabilities related thereto, which shall be split off from Chohung Bank and merged into Shinhan Card as a result of the Split Merger.

"Required Approvals of Supervisory Authorities" shall mean the approvals of supervisory authorities that are required for the execution and performance of this Agreement, including, but not limited to, the approval of the Split Merger by the Financial Supervisory Commission.

ARTICLE 2 PRINCIPLES OF SPLIT MERGER

2.1      Form of Split Merger

         2.1.1 As a result of the Split Merger, the Credit Card Business of Chohung Bank shall be split off and merged into Shinhan Card.

         2.1.2 Shinhan Card, into which the Credit Card Business of Chohung Bank shall be merged after splitting off from Chohung Bank as a result of the Split Merger, shall engage in the businesses permitted by Shinhan Card's Articles of Incorporation and applicable laws.

         2.1.3 The name of Shinhan Card, the surviving company after the Split Merger, shall be "Shinhan Card Co., Ltd."

2.2      Split Merger Effective Date

         Provided that all the conditions to the Split Merger as provided under
         Article 8 hereof are satisfied, the Split Merger shall be effective as of 0:00 A.M., April 1, 2006 ("Split Merger Effective Date") unless otherwise agreed by Shinhan Card and Chohung Bank as necessary due to additional requirements related to the Required Approvals of Supervisory Authorities.

2.3      Split Merger Ratio

         2.3.1 The merger ratio for the Split Merger shall be 1 to 0.980941772.

         2.3.2 Shinhan Card shall assign its newly issued shares to the shareholders listed in the shareholder registry of Chohung Bank as of the Split Merger Effective Date in the ratio of
                  0.980941772 shares of Shinhan Card's common stock, par value 5,000 Won, per one share of Chohung Bank's common stock, par value 5,000 Won.

         2.3.3 Notwithstanding Article 2.3.2, no fractional shares shall be issued as a result of assigning the newly issued shares of Shinhan Card according

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                  to the ratio of the Split Merger, provided that the
                  shareholders of Chohung Bank so consent; provided further, however, that applicable laws shall apply where such consent is not obtained from the shareholders of Chohung Bank.

2.4      Capital Decrease of Chohung Bank and Capital Increase of Shinhan Card

         2.4.1 Chohung Bank's paid-in capital shall decrease by 210,042,315,000 Won from 3,595,592,145,000 Won to
                  3,385,549,830,000 Won as a result of the split-off of the Credit Card Business Department as part of the Split Merger, and the aggregate number of issued shares of Chohung Bank shall decrease by 42,008,463 shares from 719,118,429 shares to 677,109,966 shares.

         2.4.2 The properties of the Credit Card Business of Chohung Bank, including its assets and liabilities, to be transferred to Shinhan Card as part of the Split Merger, and their values shall be determined as follows:

                  2.4.2.1 The scope and value of such properties shall initially be determined as set forth in the Schedule of Transferred Assets and Liabilities attached hereto as Attachment 2, which is based on the Split Merger Balance Sheet of Chohung Bank prepared as of September 30, 2005 attached hereto as Attachment 3. The scope and value of such properties shall be conclusively determined according to a revised Split Merger Balance Sheet and a revised Schedule of Transferred Assets and Liabilities to be prepared as of the Split Merger Effective Date, which shall reflect changes in assets and liabilities resulting from the business and financial activities of the Credit Card Business of Chohung Bank up to the Split Merger Due Date, provided that the ratio for the Split Merger as set forth in Article 2.3.1 shall be retained.

                  2.4.2.2 The values of the transferred assets and liabilities as determined pursuant to Article 2.4.2.1 shall be their book values as of the date immediately preceding the Split Merger Effective Date (March 31,
                           2006), provided that in conclusively determining such values, the results of examinations of a third party appraiser (which shall be a certified public accountant) selected through consultation between Shinhan Card and Chohung Bank shall be reflected.

         2.4.3 As part of the Split Merger, Shinhan Card shall issue 41,207,856 shares of Shinhan Card's common stock to Shinhan Financial Group Co., Ltd, the sole shareholder of Chohung Bank.

         2.4.4 Following the increase in the paid-in capital of Shinhan Card by 206,039,280,000 Won pursuant to Article 2.4.3, the paid-in capital

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                  immediately following the Split Merger shall be
                  358,886,280,000 Won, and the aggregate number of issued shares of Shinhan Card immediately following the Split Merger shall be 71,777,256 shares of common stock.

         2.4.5 The reserve of Shinhan Card shall be the amount calculated according to the generally accepted accounting principles in Korea.

2.5 Board of Directors and General Meeting of Shareholders for Approval of the Split Merger

         2.5.1 Each board of directors of Shinhan Card and Chohung Bank approved this Agreement on December 30, 2005.

         2.5.2 Each of Shinhan Card and Chohung Bank shall approve the Split Merger through an extraordinary general meeting of shareholders to be held on February 15, 2006; provided, however, that if the Required Approvals of Supervisory Authorities are obtained after February 15, 2006, the extraordinary general meeting of shareholders shall be held as soon as possible to the extent permitted under relevant laws after such Required Approvals of Supervisory Authorities are obtained.

2.6      Articles of Incorporation of Shinhan Card

         As part of the Split Merger, the Articles of Incorporation of Shinhan Card shall be amended as set forth in Attachment 1.

ARTICLE 3 ACTIONS ON THE SPLIT MERGER EFFECTIVE DATE

On the Split Merger Effective Date, Shinhan Card and Chohung Bank shall take the following actions:

3.1      Transfer of All Assets, Liabilities, and Relevant Documents

         Chohung Bank shall transfer to Shinhan Card all of the assets, liabilities, and relevant documents of its Credit Card Business, and Shinhan Card shall acquire them.

3.2      Transfer of Business Office

         Chohung Bank shall transfer to Shinhan Card all of the business offices and their businesses relating to its Credit Card Business, and Shinhan Card shall acquire them. Chohung Bank shall provide in sound form all the information required for Shinhan Card to succeed to the business operations of its Credit Card Business, and shall cooperate as necessary.

ARTICLE 4 CONSUMMATION AND EFFECTIVENESS OF THE SPLIT MERGER

4.1      Report of Matters Related to the Split Merger

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         Promptly after the Split Merger Effective Date, Shinhan Card shall convene a general meeting of shareholders as provided in Article 526 of the Commercial Code and report the matters related to the Split Merger, or in lieu thereof, convene a meeting of the board of directors and publicly announce such matters related to the Split Merger.

4.2      Effectiveness of the Split Merger

         The Split Merger shall take effect upon the filing of a split merger registration (the "Split Merger Registration") by Shinhan Card in the district where its head office is located.

ARTICLE 5 GOVERNANCE STRUCTURE OF SHINHAN CARD

5.1 The directors and audit committee members of Shinhan Card shall continue in office or be newly elected as set forth in Attachment 4. The terms of office of the continuing directors and audit committee members shall be the same as resolved by the general meeting of shareholders originally electing such directors and audit committee members, and the terms of office of newly elected directors and audit committee members shall be as set forth in Attachment 4. Non-continuing directors and audit committee members shall be terminated as of the Split Merger.

5.2 The terms of office of the directors and audit committee members to be newly elected pursuant to Article 5.1 shall be determined pursuant to Shinhan Card's Articles of Incorporation (as amended as part of the Split Merger and to apply mutatis mutandis in the remainder of this Agreement) as set forth in Attachment 4. Such terms of office shall commence on the date of the Split Merger Registration, provided, however, that Shinhan Card may elect prior to the date of the Split Merger Registration all or any of the persons set forth in Attachment 4 as newly elected directors or audit committee members of Shinhan Bank as necessary to facilitate matters arising in relation to the Split Merger, in which case the respective terms of office shall commence on the date determined by the general meeting of shareholders of Shinhan Bank and expire on the date prescribed in Attachment 4.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1      Representations and Warranties of Chohung Bank

         In relation to this Split Merger, Chohung Bank hereby represents and warrants to Shinhan Card the following, which shall be true and correct at and as of the date of this Agreement and at and as of the Split Merger Effective Date (except to the extent that a representation or warranty expressly speaks as of a specified date, which representation or warranty shall be true and correct at and as of such specified date):

         6.1.1 Establishment. Chohung Bank is a company duly organized and validly existing under the laws of the Republic of Korea, with all

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                  necessary authority and qualifications to own, lease and
                  operate its assets and businesses, and to conduct its businesses as conducted as of the Split Merger Effective Date.

         6.1.2 Approval of Agreement; Enforceability. Chohung Bank has the authority and qualifications to execute, enter into, and deliver this Agreement, and to perform the obligations hereunder. As of the date hereof, the execution and performance of this Agreement has been duly authorized by all necessary organizational action on the part of Chohung Bank, other than the approval of the Split Merger at the general meeting of shareholders provided in Article 2.5.2. This Agreement has been duly executed by Chohung Bank, and subject to the approval of the Split Merger at the general meeting of shareholders provided in Article 2.5.2. constitutes a valid and binding agreement of Chohung Bank, enforceable in accordance with its terms.

         6.1.3 Capitalization. The aggregate number of shares that Chohung Bank is authorized to issue is 2,000,000,000 shares. Of such shares, 719,118,429 shares of common stock are issued and outstanding, all of which have been duly issued and fully paid.

         6.1.4 Consents; Absence of Conflict of Interests. (1) The execution and performance of this Agreement by Chohung Bank require no approval of any supervisory authority other than the Required Approvals of Supervisory Authorities, and (2) the execution and performance of this Agreement do not and will not (A) contravene or conflict with Chohung Bank's Articles of Incorporation or its other organizational documents or (B) result in a violation of laws or approvals of supervisory authorities to which Chohung Bank is subject.

6.2      Representations and Warranties of Shinhan Card

         In relation to this Split Merger, Shinhan Card hereby represents and warrants to Chohung Bank the following, which shall be true and correct at and as of the date of this Agreement and at and as of the Split Merger Effective Date (except to the extent that a representation or warranty expressly speaks as of a specified date, which representation or warranty shall be true and correct at and as of such specified date):

         6.2.1 Establishment. Shinhan Card is a company duly organized and validly existing under the laws of the Republic of Korea, with all necessary authority and qualifications to own, lease and operate its assets and businesses, and to conduct its businesses as conducted as of the Split Merger Effective Date.

         6.2.2 Approval of Agreement; Enforceability. Shinhan Card has the authority and qualifications to execute, enter into, and deliver this Agreement, and to perform the obligations hereunder. As of the date hereof, the execution and performance of this Agreement has been

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                  duly authorized by all necessary organizational action on the part of Shinhan Card, other than the approval of the Split Merger at the general meeting of shareholders provided in
                  Article 2.5.2. This Agreement has been duly executed by Shinhan Card, and subject to the approval of the Split Merger at the general meeting of shareholders provided in Article
                  2.5.2. constitutes a valid and binding agreement of Shinhan Card, enforceable in accordance with its terms.

         6.2.3 Capitalization. The aggregate number of shares that Shinhan Card is authorized to issue is 100,000,000 shares. Of such shares, 30,569,400 shares of common stock are issued and outstanding, all of which have been duly issued and fully paid.

         6.2.4 Consents; Absence of Conflict of Interests. (1) The execution and performance of this Agreement by Shinhan Card require no approval of any supervisory authority other than the Required Approvals of Supervisory Authorities, and (2) the execution and performance of this Agreement do not and will not (A) contravene or conflict with Shinhan Card's Articles of Incorporation or its other organizational documents or (B) result in a violation of laws or approvals of supervisory authorities to which Shinhan Card is subject.

ARTICLE 7 COVENANTS

7.1      Covenants of Chohung Bank

         Chohung Bank covenants to Shinhan Card that it shall perform the following from the date hereof until the Split Merger Effective Date.

         7.1.1 Taking Necessary Measures. Chohung Bank shall use its best efforts to obtain the Required Approvals of Supervisory Authorities, and to consummate the Split Merger as provided herein.

         7.1.2 Access to Information. Chohung Bank shall provide reasonable access to data or information requested by Shinhan Card or its Representatives, provided that such access does not interfere with Chohung Bank's ordinary business affairs. Chohung Bank shall cause its Representatives to consult with Shinhan Card with regard to providing data and information as described above.

         7.1.3 Notice. If conditions or circumstances arise (i) that may have a material adverse effect on the Split Merger, (ii) that would cause the representations and warranties provided in this Agreement to be untrue or incorrect in material respects, or
                  (iii) that prevents the satisfaction of the conditions to the obligations of Shinhan Card provided in Article 8.2, Chohung Bank shall promptly notify Shinhan Card in writing of such fact together with a description thereof.

         7.1.4 Third Party Consents. Chohung Bank shall use its best effort to give

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                  third party notices and obtain third party consents required in connection with the transactions contemplated by this Agreement.

         7.1.5 Due Diligence. Shinhan Card may conduct legal and accounting due diligence on the business, properties and financial status of Chohung Bank from the date hereof until the Split Merger Effective Date, and Chohung Bank shall cooperate to the maximum extent in response to requests for such due diligence from Shinhan Card, including by providing necessary data.

7.2      Covenants of Shinhan Card

         Shinhan Card covenants to Chohung Bank that it shall perform the following from the date hereof until the Split Merger Effective Date.

         7.2.1 Taking Necessary Measures. Shinhan Card shall use its best efforts to obtain the Required Approvals of Supervisory Authorities, and to consummate the Split Merger as provided herein.

         7.2.2 Access to Information. Shinhan Card shall provide reasonable access to data or information requested by Chohung Bank or its Representatives, provided that such access does not interfere with Shinhan Card's ordinary business affairs. Shinhan Card shall cause its Representatives to consult with Chohung Bank with regard to providing data and information as described above.

         7.2.3 Notice. If conditions or circumstances arise (i) that may have a material adverse effect on the Split Merger, (ii) that would cause the representations and warranties provided in this Agreement to be untrue or incorrect in material respects, or
                  (iii) that prevents the satisfaction of the conditions to the obligations of Chohung Bank provided in Article 8.1, Shinhan Card shall promptly notify Chohung Bank in writing of such fact together with a description thereof.

         7.2.4 Third Party Consents. Shinhan Card shall use its best effort to give third party notices and obtain third party consents required in connection with the transactions contemplated by this Agreement.

         7.2.5 Due Diligence. Chohung Bank may conduct legal and accounting due diligence on the business, properties and financial status of Shinhan Card from the date hereof until the Split Merger Effective Date, and Shinhan Card shall cooperate to the maximum extent in response to requests for such due diligence from Chohung Bank, including by providing necessary data.

ARTICLE 8 CONDITIONS TO THE SPLIT MERGER

8.1      Conditions to the Obligations of Chohung Bank

         The obligations of Chohung Bank to consummate the Split Merger pursuant to

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         this Agreement are subject to the following conditions being satisfied on or prior to the Split Merger Effective Date, provided, however, that Chohung Bank may in writing waive or exempt such conditions in whole or in part.

         8.1.1 Approval. The approval of the board of directors and the general meeting of shareholders of both Chohung Bank and Shinhan Card and the Required Approvals of Supervisory Authorities shall have been obtained, and all other requirements under applicable laws of Korea shall have been satisfied, as required for the execution of this Agreement and the performance of the transactions contemplated hereby.

         8.1.2 Representations and Warranties. The representations and warranties of Shinhan Card under this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Split Merger Effective Date.

         8.1.3 Covenants. Shinhan Card shall have performed in all material respects the covenants and all other obligations required to be performed by it under this Agreement.

         8.1.4 Material Adverse Changes. A material adverse change shall not have occurred to the properties or businesses of Shinhan Card between the date of this Agreement and the Split Merger Effective Date.

8.2      Conditions to the Obligations of Shinhan Card

         The obligations of Shinhan Card to consummate the Split Merger pursuant to this Agreement are subject to the following conditions being satisfied on or prior to the Split Merger Effective Date, provided, however, that Shinhan Card may in writing waive or exempt such conditions in whole or in part.

         8.2.1 Approval. The approval of the board of directors and the general meeting of shareholders of both Chohung Bank and Shinhan Card and the Required Approvals of Supervisory Authorities shall have been obtained, and all other requirements under applicable laws of Korea shall have been satisfied, as required for the execution of this Agreement and the performance of the transactions contemplated hereby.

         8.2.2 Representations and Warranties. The representations and warranties of Chohung Bank under this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Split Merger Effective Date.

         8.2.3 Covenants. Chohung Bank shall have performed in all material respects the covenants and all other obligations required to be performed by it under this Agreement.

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         8.2.4    Material Adverse Changes. A material adverse change shall not have occurred to the properties or businesses of Chohung Bank between the date of this Agreement and the Split Merger Effective Date.

ARTICLE 9 TERMINATION OF AGREEMENT

9.1      Cause of Termination

         This Agreement may be terminated prior to the consummation of the Split Merger for the following causes upon written notice from either party to the other party, provided that only Chohung Bank may give such notice for the cause provided in Article 9.1.4 and only Shinhan Card may give such notice for the cause provided in Article 9.1.5:

         9.1.1 if Shinhan Card and Chohung Bank mutually agree in writing to terminate this Agreement;

         9.1.2 if it becomes evident that the consummation of the Split Merger is impossible or illegal due to the failure to obtain the Required Approvals of Supervisory Authorities or changes in applicable laws, and Shinhan Card and Chohung Bank do not agree otherwise within 30 days after such circumstances arise;

         9.1.3 if it becomes evident that the consummation of the merger between Chohung Bank, excluding its Credit Card Business, and Shinhan Bank pursuant to the Merger Agreement is impossible due to causes such as the Merger Agreement no longer having effect or the failure to obtain the required approvals of supervisory authorities for such merger, and Shinhan Card and Chohung Bank do not agree otherwise within thirty days after such circumstances arise;

         9.1.4 if there has been a breach by Shinhan Card of any representation, warranty, covenant, or other agreement contained herein resulting in a material adverse effect, and such breach has not been cured within 30 days after receipt of Chohung Bank's written request for cure; or

         9.1.5 if there has been a breach by Chohung Bank of any representation, warranty, covenant, or other agreement contained herein resulting in a material adverse effect, and such breach has not been cured within 30 days after receipt of Shinhan Card's written request for cure.

9.2      Effect of Termination

         9.2.1 If this Agreement is terminated, each party shall, at the request of the other party, return or destroy the data or information that the other party has provided within 14 days after the date of termination.

         9.2.2 Notwithstanding any termination of this Agreement, any claim for damages or other rights or remedies that one party has against the other party arising from a breach or violation of this Agreement shall

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                  remain in full force and effect and survive such termination.

         9.2.3 Notwithstanding any termination of this Agreement, Articles 9.2, 10.1, 10.2, 10.3, 10.9, 10.10, and 10.11 of this
                  Agreement shall remain in full force and effect and survive such termination.

ARTICLE 10 GENERAL PROVISIONS

10.1     Confidentiality

         Neither party may make public, disclose, or leak to a third party the contents of this Agreement or the data or information provided by the other party in the course of negotiations for, execution of, and performance of this Agreement without the prior written consent of the other party, provided, however, that such data or information may be disclosed if required by applicable law or court order.

10.2     Expenses

         Expenses incurred in connection with the execution or performance of this Agreement shall be paid by the party incurring such expenses.

10.3     Notice

         All notices, requests, demands, and other communications in connection with this Agreement shall be given by personal delivery, registered mail or facsimile transmission to the following addresses:

         (a)      Notice to Shinhan Card

                  Address: TaePyeng-Ro-2-Ga 120, Jung-Gu, Seoul
                  Telephone: 02) 6262 - 7360
                  Facsimile: 02) 6263 - 7115
                  E-mail: csh113@hanmail.net
                  Attention: Sung-Ha Jo, Management Support Manager

         (b)      Notice to Chohung Bank

                  Address: NamDaeMoonRo-1-Ga 14, Jung-Gu, Seoul
                  Telephone: 02) 2010 - 2296
                  Facsimile: 02) 2010 - 2062
                  E-mail: leokim@chb.co.kr
                  Attention: Yong-Kil Kim, Planning Manager

         A party may change its address provided above at any time with prior written notice to the other party.

10.4     Modification; Amendment

         This Agreement may be modified or amended by a written agreement between

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         Shinhan Card and Chohung Bank.

10.5     Waiver

         No failure on the part of a party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right by such party preclude further exercise thereof.

10.6     Entire Agreement

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement as of the date hereof, and there are no agreements, conditions, or obligations with respect to the subject matter of this Agreement, whether oral or written, or express or implied, except as set forth in this Agreement.

10.7     Severability

         The illegality, invalidity or unenforceability in any respect of any provision of this Agreement, including sentences, phrases, or portions thereof, shall not affect the legality, validity or enforceability of any other provision of this Agreement, provided that such illegality, invalidity or unenforceability does not cause interference with the attainment of the objective of this Agreement.

10.8     Assignment

         Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

10.9     Governing Law

         All questions concerning the interpretation or performance of this Agreement and the resolution of disputes arising in connection with this Agreement shall be governed by the laws of Korea.

10.10    Governing Language

         This Agreement shall be executed in the Korean language, and the Korean version of this Agreement shall prevail in case of conflict with a translated version thereof, regardless of which party prepared such translation.

10.11    Resolution of Conflicts

         Both parties agree that the Seoul Central District Court shall have non-exclusive jurisdiction over any dispute related to the execution, performance, interpretation or violation of this Agreement.

                           [Signature page to follow]

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IN WITNESS WHEREOF, the parties have caused the persons authorized to represent such parties to print his or her name and affix seal to this Agreement.

Shinhan Card Co., Ltd                          Chohung Bank Co., Ltd.

/s/ Sung-Gyun Hong                             /s/ Dong-Su Choi
----------------------------------             ---------------------------------
Name: Sung-Gyun Hong                           Name: Dong-Su Choi
Title: Representative Director                 Title: Representative Director

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